The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated April 24, 2014
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 1,378 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated April , 2014
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Phoenix Auto-Callable Securities due May 13, 2015 Based on the Performance of Palladium
Principal at Risk Securities

Unlike ordinary debt securities, the Phoenix Auto-Callable Securities due May 13, 2015 Based on the Performance of Palladium, which we refer to as the securities, do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  The securities offer the opportunity for investors to earn a contingent quarterly coupon but only if the commodity price or the final commodity price, as applicable, on the applicable review date is greater than or equal to 85% of the initial commodity price, which we refer to as the downside threshold level.  However, if the commodity price or final commodity price, as applicable, is less than the downside threshold level on any review date, investors will not receive any contingent quarterly coupon for that quarterly period.  In addition, if, on any of the first three review dates, the commodity price is greater than or equal to the initial commodity price, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly coupon with respect to the related review date.  However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be determined as follows: (i) if the final commodity price is greater than or equal to the downside threshold level, investors will receive the stated principal amount plus the contingent quarterly coupon with respect to the final review date, or (ii) if the final commodity price is less than the downside threshold level, investors will be exposed to the decline in the underlying commodity on a 1 to 1 basis and will receive a payment at maturity that is less than 85% of the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no contingent quarterly coupons over the term of the securities.  Investors will not participate in the appreciation of the underlying commodity.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•
If the commodity price on any of the first three review dates is greater than or equal to the initial commodity price, the securities will be automatically called for the call price on the third business day following such review date, which we refer to as a call date.  The call price will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related review date.

•
If, on any review date, the commodity price (in the case of the first three review dates) or the final commodity price (in the case of the final review date), is greater than or equal to the downside threshold level, we will pay a contingent quarterly coupon of $25.50 per security on the related contingent payment date.  However, if, on any review date, the commodity price (in the case of the first three review dates) or the final commodity price (in the case of the final review date), is less than the downside threshold level, no contingent quarterly coupon will be paid with respect to that review date.

•	At maturity, if the securities have not previously been called, you will receive for each security that you hold an amount of cash equal to:
º
if the final commodity price is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final review date, or

º	if the final commodity price is less than the downside threshold level, which means it has declined by more than 15% from the initial commodity price: $1,000 + ($1,000 × commodity percent change).
There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.
•	The downside threshold level is $ , which is equal to 85% of the initial commodity price.
•	The initial commodity price is $ , which is the commodity price on April 25, 2014, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date.
•	The final commodity price is equal to the arithmetic average of the commodity prices on each of the five averaging dates.
•	The commodity percent change is equal to: (final commodity price – initial commodity price) / initial commodity price
•	The review dates are August 8, 2014, November 10, 2014, February 9, 2015 and May 8, 2015. We also refer to May 8, 2015 as the final review date.
•	The averaging dates are May 1, 2015, May 5, 2015, May 6, 2015, May 7, 2015 and May 8, 2015.
•
The contingent payment dates are, with respect to each review date other than the final review date, the third business day after the related review date.  The payment of the contingent quarterly coupon, if any, with respect to the final review date will be made on the maturity date.

•	Each review date and averaging date is subject to postponement for non-trading days and certain market disruption events.
•	Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $968.50, or within $10.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-4
•	The CUSIP number for the securities is 61762GBK9. The ISIN for the securities is US61762GBK94.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity. See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Fees and commissions(1)(2)	Proceeds to issuer(3)
Per security	100%	1%	99%
Total	$	$	$

(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

(2)	Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.
(3)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-28.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Morgan Stanley

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)           to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)           where no consideration is or will be given for the transfer; or

(3)           where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Phoenix Auto-Callable Securities due May 13, 2015 Based on the Performance of Palladium, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of palladium, which we refer to as the underlying commodity.  The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no contingent quarterly coupons over the term of the securities.  Investors will not participate in the appreciation of the underlying commodity.  The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to the credit risk of Morgan Stanley.

The securities are riskier than ordinary debt securities.  Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity.  See “Risk Factors” beginning on PS-12.

Each security costs $1,000	We, Morgan Stanley, are offering the Phoenix Auto-Callable Securities due May 13, 2015 Based on the Performance of Palladium. The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $968.50, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon, the downside threshold level and the call price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS

& Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity
Unlike ordinary debt securities, the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the commodity prices on five averaging dates, which we refer to as the final commodity price.  If the final commodity price has declined by more than 15% from the initial commodity price, you will be fully exposed to the negative performance of the underlying commodity, and will lose 1% of your stated principal amount for every 1% decline in the final commodity price from the initial commodity price.  For example, if the final commodity price declines by 50% from the initial commodity price, you will lose 50% of your principal. There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

The securities will be automatically called if the commodity price on any of the first three review dates is greater than or equal to the initial commodity price
If the commodity price on any of the first three review dates is greater than or equal to the initial commodity price, the securities will be automatically called for the call price on the third business day following the related review date, which we refer to as a call date.  The call price will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related review date.

The review dates are August 8, 2014, November 10, 2014, February 9, 2015 and May 8, 2015.  We also refer to May 8, 2015 as the final review date.  Each review date is subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Review Dates.”

You will not receive any contingent quarterly coupon for any quarterly period where the commodity price or the final commodity price, as applicable, on the applicable review date is less than the downside threshold level

If, on any review date, the commodity price (in the case of the first three review dates) or the final commodity price (in the case of the final review date), is greater than or equal to the downside threshold level, we will pay a contingent quarterly coupon of $25.50 per security on the related contingent payment date.  The contingent payment dates are with respect to each review date other than the final review date, the third business day after the related review date.  The payment of the contingent quarterly coupon, if any, with respect to the final review date will be made on the maturity date.

If, on any review date, the commodity price (in the case of the first three review dates) or the final commodity price (in the case of the final review date), is less than the downside threshold level, no contingent quarterly coupon will be paid with respect to that review date.

If the securities are not automatically called prior to maturity, the payment
At maturity, if the securities have not previously been called, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final commodity price, and will be equal to:

at maturity will vary depending on the final commodity price
•       if the final commodity price is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final review date, or

•       if the final commodity price is less than the downside threshold level, which means it has declined by more than 15% from the initial commodity price:

$1,000 + ($1,000 x commodity percent change)
where,

commodity percent change	=	final commodity price – initial commodity price
initial commodity price
initial commodity price	=	the commodity price on April 25, 2014, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date
final commodity price	=	the arithmetic average of the commodity prices on each of the five averaging dates
averaging dates	=
May 1, 2015, May 5, 2015, May 6, 2015, May 7, 2015 and May 8, 2015, subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Averaging Dates”

commodity price	=
on any day, the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.

If the final commodity price declines by more than 15% from the initial commodity price, you will be fully exposed to the decline in the final commodity price from the initial commodity price.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities upon an automatic early call or at maturity are subject to the credit risk of Morgan Stanley.

Beginning on PS-10, we have provided examples titled “Hypothetical Payouts on the Securities upon Automatic Call or at Maturity,” which explain in more detail the possible payouts on the securities on each call date and at maturity assuming a variety of hypothetical commodity prices for each review date and hypothetical final commodity prices, as applicable.  The hypothetical examples do not show every situation that can occur.

You can review the historical prices of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-27.  You cannot predict the future price of the underlying commodity based on its historical prices.

Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.
Investors will not participate in any	Investors will not participate in any appreciation in the price of the underlying commodity from the initial commodity price, and the return on the securities will be appreciation in the price of the underlying commodity
limited to the contingent quarterly coupons, if any, that are paid with respect to each review date on which the commodity price on the relevant review date (in the case of the first three review dates) or the final commodity price (in the case of the final review date), is greater than or equal to the downside threshold level.  It is possible that the commodity prices and/or the final commodity price of the underlying commodity could be below the downside threshold level on most or all of the review dates so that you will receive few or no contingent quarterly coupons.  If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium
Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or in forward contracts on palladium.  By purchasing the securities, you do not purchase any entitlement to palladium, or futures contracts or forward contracts on palladium.  Further, by purchasing the securities, you are assuming the credit risk of Morgan Stanley and not that of any counter-party to futures contracts or forward contracts on palladium.

Concentrated investment in palladium
All payments on the securities are linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index.  Therefore, the securities carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

Postponement of maturity date
If, due to a market disruption event or otherwise, the last averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the last averaging date as postponed.  See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSCG will determine the initial commodity price (and, as a result, the downside threshold level), the commodity price on each review date, the final commodity price, whether the commodity price on any of the first three review dates is greater than or equal to the initial commodity price and therefore whether the securities will be called following such review date, whether the commodity price on any of the review dates is greater than or equal to the downside threshold level and therefore whether a contingent quarterly coupon will be payable on any contingent payment date and the maturity date, whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to

acceptance	their issuance. In the event of any material changes to the terms of the securities, we will notify you.
Where you can find more information on the securities
The securities are unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Securities—Securities Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HOW THE SECURITIES WORK

The following diagrams illustrate the potential outcomes for the securities depending on the commodity price on each of the review dates and the final commodity price, as applicable.

Diagram #1: Automatic Early Call (Starting August 2014)

Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

HYPOTHETICAL PAYOUTS ON THE SECURITIES UPON AUTOMATIC CALL OR AT MATURITY

The following examples illustrate the payout on the securities for a range of commodity prices for each of the first three review dates and a range of final commodity prices, as applicable, and are being provided for illustrative purposes only.  these examples are based on the following terms:

•	Hypothetical initial commodity price: $800

•	Hypothetical downside threshold level: $680, which is 85% of the hypothetical initial commodity price

•	Contingent quarterly coupon: $25.50 per quarter per security

•	Stated principal amount (per security): $1,000

The actual initial commodity price and downside threshold level will be determined on the pricing date.

• In examples 1 and 2, the commodity price fluctuates over the term of the securities and the commodity price is greater than or equal to the hypothetical initial commodity price of $800 on one of the first three review dates.  Because the commodity price on one of the first three review dates is greater than or equal to the initial commodity price, the securities are automatically called following the relevant review date.  In each of examples 3 and 4, the commodity price on each of the first three review dates is less than the initial commodity price and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1			Example 2
	Hypothetical commodity price	Contingent quarterly coupon	Call price*	Hypothetical commodity price	Contingent quarterly coupon	Call price*
#1	$800	—*	$1,025.50	$700	$25.50	N/A
#2	—	—		$600	$0	N/A
#3	—	—		$830	—*	$1,025.50
Total Payout:	$1,025.50 on the related call date.			$1,025.50 on the related call date.

* The call price includes the unpaid contingent quarterly coupon with respect to the review date on which the commodity price is greater than or equal to the initial commodity price and the securities are redeemed as a result.

Review Date	Example 3			Example 4
	Hypothetical commodity price	Contingent quarterly coupon	Call price	Hypothetical commodity price	Contingent quarterly coupon	Call price
#1	$500	$0	N/A	$600	$0	N/A
#2	$450	$0	N/A	$550	$0	N/A
#3	$400	$0	N/A	$620	$0	N/A
Final commodity price	$320	$0	N/A	$720	$25.50	N/A
Total Payout:	$400 at maturity			$1,025.50 at maturity

Examples 3 and 4 illustrate the payment at maturity per security based on the final commodity price.

• In example 3, the commodity price remains below the downside threshold level on every review date.  As a result, you do not receive any contingent quarterly coupons during the term of the securities and, at maturity, investors are fully exposed to the decline of the commodity price of the underlying commodity.  As the final commodity price is less than the downside threshold level, investors will receive a payment at maturity equal to the sum of the stated principal amount and the product of the stated principal amount and the commodity percent change, calculated as follows:

$1,000 + ($1,000 x commodity percent change) = $1,000 + [$1,000 x ($320 - $800) / $800] = $400

In this example, the payment at maturity is significantly less than the stated principal amount.

• In example 4, the commodity price decreases to a final commodity price of $720.  Although the final commodity price is less than the initial commodity price, because the final commodity price is still not less than the downside threshold level, investors will receive the stated principal amount plus a contingent quarterly coupon with respect to the final review date.  The payment at maturity is calculated as follows:

$1,000 + $25.50 = $1,025.50

In this example, although the final commodity price represents a 10% decline from the initial commodity price, investors receive the stated principal amount per security plus the final contingent quarterly coupon, equal to a total payment of $1,025.50 per security at maturity, because the final commodity price is not less than the downside threshold level.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not guarantee the payment of regular interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee the return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the commodity prices on five averaging dates, which we refer to as the final commodity price.  If the final commodity price has declined by more than 15% from the initial commodity price, you will be fully exposed to the negative performance of the underlying commodity, and will lose 1% of your stated principal amount for every 1% decline in the final commodity price from the initial commodity price.  For example, if the final commodity price declines by 50% from the initial commodity price, you will lose 50% of your principal.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The contingent quarterly coupon, if any, is based solely on the commodity price on the applicable review date or the final commodity price, as applicable
Whether a contingent quarterly coupon will be paid with respect to a review date will be based on the commodity price or the final commodity price, as applicable, on the applicable review date.  As a result, you will not know whether you will receive a contingent quarterly coupon until the related review date.  Moreover, because the contingent quarterly coupon is based solely on the commodity price on a specific review date or the final commodity price, as applicable, if such commodity price or final commodity price is less than the downside threshold level, you will not receive any contingent quarterly coupon with respect to such review date, even if the commodity price of the underlying commodity was higher on other days during the term of the securities.

You will not receive any contingent quarterly coupon for any quarterly period where the commodity price on the applicable review date or the final commodity price, as applicable, is less than the downside threshold level

A contingent quarterly coupon will be paid with respect to a quarterly period only if the commodity price or the final commodity price, as applicable, on the applicable review date is greater than or equal to the downside threshold level.  If the commodity price or the final commodity price, as applicable, remains below the downside threshold level on each review date over the term of the securities, you will not receive any contingent quarterly coupons.

Investors will not participate in any appreciation in the price of the underlying commodity
Investors will not participate in any appreciation in the price of the underlying commodity from the initial commodity price, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each review date on which the commodity price on the relevant review date (in the case of the first three review dates) or the final commodity price (in the case of the final review date), is greater than or equal to the downside threshold level.  It is possible that the commodity price and/or the final commodity price could be below the downside threshold level on most or all of the review dates so that you will receive few or no contingent quarterly coupons.  If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
The market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the market price of the underlying commodity on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the underlying commodity, the securities will trade differently from the underlying commodity.  Factors that may influence the value of the securities include:

•       the market price of the underlying commodity and futures contracts on the underlying commodity, including in relation to the initial commodity price and the downside threshold level, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•       trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•       interest and yield rates in the market;

•       geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the underlying commodity;

•       the time remaining until the next review date and the maturity of the securities; and

•       any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity, and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the commodity price is below the downside threshold level.

You cannot predict the future prices of the underlying commodity based on its historical prices.  If the securities are not called prior to maturity and the final commodity price declines by more than 15% from the initial commodity price, you will be fully exposed to any decline in the final commodity price from the initial commodity price and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be called prior to maturity or that the final commodity price will be greater than or equal to the downside threshold level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to

securities	adversely affect the market value of the securities.
The return on the securities is linked to a single commodity, and the price of palladium may change unpredictably and affect the value of the securities in unforeseeable ways
Investments, such as the securities, linked to the price of a single commodity, such as palladium, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of palladium has fluctuated widely over the past several years.  Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium.  Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries.  Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices.  The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds.  Palladium is used in a variety of industries, in particular the automotive industry.  Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium.  Palladium is also used in the electronics, dental and jewelry industries.  The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity on the securities is linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index.  The price of palladium may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of palladium may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

The amount payable on the securities is not linked to the performance of the underlying commodity at any time other than the review dates and the averaging dates, as applicable
Whether the securities will be called on any call date, whether a contingent quarterly coupon will be payable with respect to any review date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the commodity price on the relevant review date and the averaging dates, as applicable.  Even if the underlying commodity appreciates prior to a review date or the averaging dates but then drops by such review date or averaging dates, as applicable: (i) with respect to any of the first three review dates, the securities may not be called, (ii) with respect to any of the review dates, a contingent quarterly coupon may not be payable and (iii) with respect to the averaging dates, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the underlying commodity prior to such drop. Although the actual commodity price on the maturity date or at other times during the term of the securities may be higher than the commodity price on the review dates or the averaging dates, the payout on the securities will be based solely on the commodity price on the review dates or the averaging dates, as applicable.

The automatic call feature may limit the term of your investment to three
The term of your investment in the securities may be limited to as short as approximately three months by the automatic early call feature of the securities. If the securities are called prior to maturity, you may be forced to invest in a lower

months	interest rate environment and may not be able to reinvest at comparable terms or returns.
The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the initial commodity price and, as a result, could increase the level greater than or equal to which the commodity price must be on any of the first three review dates in order for the securities to be automatically called prior to maturity and the level greater than or equal to which the commodity price or the final commodity price, as applicable, must be on any of the review dates in order for a contingent quarterly coupon to be payable or, if the securities are not called prior to maturity, the level greater than or equal to which the final commodity price must be so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying commodity on the review dates and the averaging dates and, accordingly, whether the securities are automatically called prior to maturity and whether a contingent quarterly coupon is payable with respect to each review date and, if the securities are not called prior to maturity the amount of cash, if any, you receive at maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price (and, as a result, the downside threshold level), the commodity price on each review date, the final commodity price, whether the commodity price on any of the first three review dates is greater than or equal to the initial commodity price and therefore whether the securities will be called following such review date, whether the commodity price on any of the review dates is greater than or equal to the downside threshold level and therefore whether a contingent quarterly coupon will be payable on any contingent payment date and the maturity date, whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you on the securities.  See the section of this pricing supplement called “Description of the Securities – Market Disruption Event.” In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on palladium
Investing in the securities is not equivalent to investing in palladium or in futures contracts or in forward contracts on palladium.  By purchasing the securities, you do not purchase any entitlement to palladium, or futures contracts or forward contracts on palladium.  Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts or forward contracts on palladium.

Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity and, therefore, the value of the securities.

There are risks relating to trading of metals on the London Platinum And Palladium Market
Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The U.S. federal income tax consequences of an investment in the
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

securities are uncertain
Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  Under this treatment, the ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final commodity price has declined below the downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Phoenix Auto-Callable Securities due May 13, 2015 Based on the Performance of Palladium.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	April 25, 2014
Original Issue Date (Settlement Date)	April 30, 2014 (3 Business Days after the Pricing Date).
Maturity Date	May 13, 2015, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled last Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such last Averaging Date as postponed, and no adjustment will be made to any Contingent Quarterly Coupon payable on that postponed date.  See “––Averaging Dates” below.

Interest Rate	None
Specified Currency	U.S. dollars
Stated Principal Amount	$1,000 per Security
Original Issue Price	$1,000 per Security
CUSIP Number	61762GBK9
ISIN	US61762GBK94
Denominations	$1,000 and integral multiples thereof
Underlying Commodity	Palladium
Automatic Early Call
If, on any of the first three Review Dates, the Commodity Price is greater than or equal to the Initial Commodity Price, we will call the Securities, in whole and not in part, for the Call Price on the third Business Day following such Review Date (as may be postponed under “––Review Dates” below) (the “Call Date”).

In the event that the Securities are subject to Automatic Early Call, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Review Date (as may be postponed under “––Review Dates” below), give notice of the Automatic Early Call of the Securities and the Call Price, including specifying the payment date of the applicable amount due upon the Automatic Early Call (the Call Date), to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the

Securities, on or prior to the applicable Call Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Call Price	The Call Price will be an amount equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Review Date.
Contingent Quarterly Coupon
If, on any of the Review Dates, the Commodity Price (in the case of the first three Review Dates) or the Final Commodity Price (in the case of the Final Review Date) is greater than or equal to the Downside Threshold Level, we will pay a Contingent Quarterly Coupon equal to $25.50 per Stated Principal Amount.  If, on any of the Review Dates, the Commodity Price (in the case of the first three Review Dates) or the Final Commodity Price (in the case of the Final Review Date) is less than the Downside Threshold Level, no Contingent Quarterly Coupon will be paid.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Contingent Quarterly Coupon with respect to each $1,000 Stated Principal Amount of Securities, if any, pursuant to the preceding paragraph with respect to each Stated Principal Amount of the Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Contingent Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the applicable coupon on the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the applicable Contingent Payment Date.

Contingent Payment Dates
With respect to each Review Date other than the Final Review Date, the third Business Day after the related Review Date.  The payment of the Contingent Quarterly Coupon, if any, with respect to the Final Review Date shall be made on the Maturity Date.

If a Contingent Payment Date (including the Maturity Date) is postponed as a result of postponement of the relevant Review Date, no adjustment shall be made to any Contingent Quarterly Coupon paid on that postponed date.

Record Date
The Record Date for each Contingent Payment Date will be the date one Business Day prior to the related scheduled Review Date; provided, however, that any Contingent Quarterly Coupon payable at maturity shall be payable to the person to whom the Payment at Maturity shall be payable.

Payment at Maturity	If the Securities have not been automatically called prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•       if the Final Commodity Price is greater than or equal to the Downside Threshold Level: (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the Final Review Date, or

• if the Final Commodity Price is less than the Downside Threshold Level: $1,000 + ($1,000 x Commodity Percent Change)

If the Final Commodity Price declines by more than 15% from the Initial Commodity Price, you will be fully exposed to the decline in the Final Commodity Price from the Initial Commodity Price.  There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Downside Threshold Level	$ , which is equal to 85% of the Initial Commodity Price
Commodity Percent Change	A fraction, the numerator of which is the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Commodity Price
On any day, the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day, as determined by the Calculation Agent.

Reuters, Bloomberg and various other third party sources may report prices of palladium.  If any such reported price differs from that as calculated and published by the LPPM, the price as published by the LPPM will prevail.

Initial Commodity Price
The Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, provided further that the Initial Commodity Price will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Initial Commodity Price on such third scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The arithmetic average of the Commodity Prices on the each of the five Averaging Dates, as determined by the Calculation Agent.
Averaging Dates
May 1, 2015, May 5, 2015, May 6, 2015, May 7, 2015 and May 8, 2015, provided that if any scheduled Averaging Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on any scheduled Averaging Date, the Commodity Price for such scheduled Averaging Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs. Each succeeding Averaging Date shall then be the next Trading Day following the preceding Averaging Date as postponed on which no Market Disruption Event occurs. The Final Commodity Price will be determined on the date on which the Commodity Prices for all scheduled Averaging Dates have been determined; provided that (i) the Commodity Price for any Averaging Date will not be determined on a date later than the tenth Business Day after the last scheduled Averaging Date, (ii) the Commodity Price for any remaining Averaging Dates that would otherwise fall after such tenth Business Day shall be the Commodity Price on such tenth Business Day and (iii) if such tenth Business Day is not a Trading Day with respect to the Underlying Commodity, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price(s) for any such remaining Averaging Dates on such tenth Business Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price(s) for any such remaining Averaging Dates will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price(s) shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Final Review Date	May 8, 2015, subject to postponement in accordance with the preceeding paragraph.
Review Dates
August 8, 2014, November 10, 2014, February 9, 2015 and the Final Review Date; provided that if any scheduled Review Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on any scheduled Review Date, such Review Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs.  The Commodity Price as of any Review Date will not be determined on a date later than the third scheduled Trading Day following the relevant scheduled Review Date.  If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price as of the relevant Review Date on such third scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of the relevant Review Date will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.
Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.
Disappearance of Commodity Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption
Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any day that would otherwise be a Review Date or an Averaging Date from what it would have been without that imposition, change or removal.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Relevant Exchange
Relevant Exchange means the LPPM or, if the LPPM is no longer the principal exchange or trading market for palladium, such exchange or principal trading market for palladium that serves as the source of prices for palladium and any principal exchanges where options or futures contracts on palladium are traded.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Agent	MS & Co.
Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations and determinations with respect to the Automatic Early Call and the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Downside Threshold Level, the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on any of the first three Review Dates is greater than or equal to the Initial Commodity Price and therefore whether the Securities will be called following such Review Date, whether the Commodity Price on any of the Review Dates is greater than or equal to the Downside Threshold Level and therefore whether a Contingent Quarterly Coupon will be payable on any Contingent Payment Date, whether a Market Disruption Event has occurred, and, if the Securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  See “––Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.
During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:
• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the last Averaging Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Historical Information
The following table sets forth the published high and low Commodity Prices, as well as end-of-quarter Commodity Prices, of the Underlying Commodity for each quarter in the period from January 1, 2009 through April 20, 2014.  The related graph plots the daily Commodity Prices for the Underlying Commodity in the same period.  The Commodity Price on April 20, 2014 was $801.00.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Commodity Price on each Review Date will be determined with reference to the official settlement price of the Underlying Commodity, as determined pursuant to “––Commodity Price” above, rather than the prices published by Bloomberg Financial Markets on each such date.  The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any of the Review Dates or as to the Final Commodity Price.  If the Securities are not automatically called prior to maturity and if the Final Commodity Price has declined by more than the 15% from the Initial Commodity Price, you will lose some or all of your initial investment at maturity.  We cannot give you any assurance that the Securities will be called prior to maturity or that, if the Securities are not called, the Final Commodity Price will be greater than or equal to the Downside Threshold Level so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the Securities.  The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Palladium High and Low Daily Fixing Prices and End-of-Quarter Commodity Prices January 1, 2009 through April 20, 2014 (stated in U.S. dollars per troy ounce gross)
	High ($)	Low ($)	Period End ($)
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00

High ($)	Low ($)	Period End ($)
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter	792.50	702.00	778.00
Second Quarter (through April 20, 2014)	813.00	775.00	801.00

Palladium Daily Commodity Prices January 1, 2009 through April 20, 2014

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the level greater than or equal to which the Commodity Price must be on any of the first three Review Dates in order for the Securities to be automatically called prior to maturity and the level greater than or equal to which the Commodity Price or the Final Commodity Price, as applicable, must be on any of the Review Dates in order for a Contingent Quarterly Coupon to be payable, or, if the Securities are not called prior to maturity the level greater than or equal to which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates or Averaging Dates.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Securities, whether the Securities are called early, whether a Contingent Quarterly Coupon is payable with respect to any Review Date or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, a portion of the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from the Agent, a fixed sales commission of 1% for each Security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase the a portion of the Aggregate Principal Amount of Securities from the Agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per Security and will forgo any sales commission with respect to such sales.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico
The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and

Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

 (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

 (1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•  purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Quarterly Payment.  Any contingent quarterly payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  For this purpose, the amount realized does not include any contingent quarterly payment paid at settlement and may not include sale proceeds attributable to an accrued quarterly payment, which may be treated as a quarterly payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange, or settlement, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the contingent quarterly payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Commodity Price has declined below the Downside Threshold Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:
• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent quarterly payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S.

Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.